PRINCIPALS' GUARANTEE

THIS GUARANTEE is made as of the 22nd day of November, 2002,


BY:

          HARRY J. SANTORO, an individual resident at 215
          West Main Street, Maple Share, New Jersey, 08052,

                             - and -

          STEPHEN M. ROBINSON, an individual resident at 126
          Wharton Court, Shamong, New Jersey, 08088,

          (the foregoing parties being hereinafter collectively referred to as the "Principals")

TO:

          INTELISYS AVIATION SYSTEMS U.S.A. INC. (formerly "Apta Holdings, Inc."), a corporation incorporated under the laws of the State of Delaware, having its principal office at 815 Bombardier Street, Shediac, New Brunswick, E4P 1H9 (the "Company")

WHEREAS as of the date hereof the Company acquired, through its wholly-owned subsidiary Intelisys Acquisition Inc., all of the issued and outstanding shares of Convergix Inc.("Convergix") pursuant to an agreement between the Company, Convergix, Intelisys Acquisition Inc., Intelisys (Nova Scotia) Company, the Principals and Ralph Eisenschmid dated November 22, 2002 (the "Share Exchange Agreement");

AND WHEREAS pursuant to a consulting agreement dated as of the date hereof (the "Asset Sale Consulting Agreement") the Company retained the Principals as its agents with limited authority to sell all of the personal property, chooses in action, intangible or intellectual property (including patents, copyrights, trade-marks, trade names or licenses), and all other assets of whatsoever nature owned or purportedly owned by the Company ("Assets"), including the shares of all of its subsidiaries, other than any Assets acquired pursuant to the Share Exchange Agreement;

AND WHEREAS pursuant to the Asset Sale Consulting Agreement the proceeds of the sale of the Assets shall be used to repay all liabilities, debts, accounts payable and other monetary obligations of the Company incurred prior to the date hereof or in connection with the Share Exchange Agreement (the "Indebtedness");

NOW THEREFORE in consideration of the sum of $1.00 and the Company entering into the Asset Sale Consulting Agreement with the Principals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Principals, the Principals hereby agree, covenant and undertake as follows:

1. The Consultants hereby agree and unconditionally guarantee that if the proceeds of the sale of the Assets are not sufficient to repay all of the Indebtedness, the Consultants shall jointly and severally pay to the Company the amount by which the Indebtedness exceeds the proceeds of said sale.

2. This Guarantee is of a continuing nature and extends to the entire amount, if any, by which the Indebtedness exceeds the proceeds of the sale of the Assets as of the expiry of the Asset
Sale Consulting Agreement.

3.    This  Guarantee  is  absolute  and  unconditional  and  the obligations  of the Principal shall not be released,  discharged, mitigated, impaired, or affected by:

(a) any extension of time, indulgences or modifications which the Company's creditors may extend to or makes with the Company in respect of the repayment of any Indebtedness;

(b) any waiver by or failure of the Company's creditors to enforce any of the terms, covenants and conditions of the Indebtedness;

(c) any assignment of any part of the Indebtedness by the Company's creditors or by any trustee or receiver, or

(d) any consent which the Company gives to any such assignment or transfer;

(e) any amendment to the Indebtedness or any waiver by the Company of any of its rights under the same;

(f) any extension of time, indulgences or modifications which the Company may extend to or make with the Principals in respect of their obligations under the Asset Sale Consulting Agreement or this Guarantee;

(g) any waiver by or failure of the Company to enforce any of the terms, covenants and conditions of the Asset Sale Consulting Agreement or this Guarantee;

(h)  any  assignment of the Company's rights under the Asset Sale
     Consulting Agreement or this Guarantee;

(i) any consent which the Company gives to any such assignment or transfer; or

(j) any amendment to the Asset Sale Consulting Agreement or any waiver by the Company of any of its rights under the same.

4. This Guarantee shall remain in effect, and the Principals shall continue to be bound, until the Indebtedness is repaid in full, despite the repayment from time to time of any part of the Indebtedness.

5. This Guarantee shall survive any act or omission of the Company or any other person whereby the Principals would or might otherwise be released or have its obligations hereunder discharged, mitigated, impaired or affected in any way whatsoever.

6. The Principals hereby expressly waive notice of the acceptance of this Guarantee and all notice of non-performance, non-payment or non-observance on the part of the Company of the terms, covenants and conditions of the Indebtedness.

7. The Principals further waive any defenses available to an indemnifier or guarantor at law or in equity. The Company shall not be bound to exhaust its defenses against its creditors, nor to notify the Principals of any act or event of default under the Indebtedness or Asset Sale Consulting Agreement before requiring the Principals to perform their obligations under this Guarantee.

8. This Guarantee shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9. This Guarantee shall be construed and enforced in accordance with, and the respective rights of the parties shall be governed by, the laws of the State of New Jersey and the federal laws of the United States of America applicable therein.

IN WITNESS WHEREOF, the Principals have caused this Guarantee to be duly executed and delivered on the day and year first above written.



____________________________  _____________________________________
Witness                       Harry J. Santoro

____________________________  _____________________________________
Witness                       Stephen M. Robinson